CONTRATO ENTRE
SOUTHGILMORE LLC Y LA ASOCIACIÓN DEL FÚTBOL ARGENTINO
(EL ¨CONTRATO¨)

A los 23 días del mes de Noviembre del 2023, acuerdan, de una parte SOUTHGILMORE LLC, una empresa de Ohio que se centra en proyectos relacionados con los deportes, es una subsidiaria de EpicQu Est Education Group International Limited. EpicQuest es una empresa que cotiza en NASDAQ (¨**SOUTHGILMORE**¨) y, de otra parte, la Asociación del Fútbol Argentino (¨**AFA**¨), con domicilio legal en Viamonte 1366 (C1053ACB) Buenos Aires, Argentina representada en este acto por el Sr. Claudio Tapia en carácter de Presidente.

Ambas en conjunto como "La Partes", declaran que sus facultades resultan suficientes para el presente otorgamiento y que no han sido revocadas, modificadas o suspendidas por lo que reconociéndose mutuamente capacidad legal necesaria para contratar y obligarse, de sus libres y espontáneas voluntades, al efecto;

EXPONEN

I. Que **SOUTHGILMORE** tiene interés en organizar dos partidos internacionales de carácter amistoso entre la Selección Nacional Masculina de futbol de Argentina. Un oponente será la Selección Nacional de China y el otro oponente se definirá según lo establecido en el Artículo 1.3 con estadios y horarios a confirmar entre destinos de Beijing, Hong Kong o Shanghai u otras ciudades Chinas adecuadas para este evento.

II. II. Que **AFA** está interesada en disputar dos partidos amistosos internacionales con la Selección Argentina Masculina de Fútbol en la ciudad y rivales por definir según lo establecido en el artículo 1.3 con estadios y horario por confirmar entre destinos de Beijing, Hong Kong o Shanghai u otras ciudades Chinas adecuadas para este evento.

III. Que con estos antecedentes y después de oportunas conversaciones, acuerdan, en interés de las Partes convenir el presente contrato que se sujeta a las siguientes **CLAUSULAS:**

PRIMERA

1.1.- Las Partes convienen que los eventos de ambos partidos internacionales de carácter amistoso tendrán lugar el entre el día 18 a 26 de Marzo del 2024 (ambas fechas a confirmar) entre la Selección Nacional Masculina de futbol de Argentina y los similares oponente a definir como se establece en el artículo 1.3, en la ciudades de Beijing, Hong Kong o Shanghai con estadio y horario a confirmar (en adelante ¨**Los Partidos**").

1.2 - **AFA** hará su mejor esfuerzo para garantizar en Los Partidos la participación de aquellos jugadores que han

CONTRACT BETWEEN
SOUTHGILMORE LLC AND THE ARGENTINE FOOTBALL ASSOCIATION
(THE "CONTRACT")

On the 23rd days of November 2023, SOUTHGILMORE LLC, an Ohio Company focusing on sports-related projects, is a subsidiary of EpicQu Est Education Group International Limited. EpicQuest is a company listed on NASDAQ (¨**SOUTHGILMORE**¨), SOUTHGILMORE agrees on the one hand, and, on the other hand, the Argentine Football Association (¨**AFA**¨), with legal address at Viamonte 1366 (C1053ACB) Buenos Aires, Argentina represented in this act by Mr. Claudio Tapia as President.

Both together as "The Parties", declare that their powers are sufficient for this granting and that they have not been revoked, modified or suspended, therefore mutually recognizing the necessary legal capacity to contract and be bound, of their free and spontaneous wills, to the effect;

PRESENT

I. That **SOUTHGILMORE** is interested in organizing two international matches of a friendly nature between the Argentine National Men Football Team. One opponent being China National Team and the other opponent to be defined as stablished in Article 1.3 with stadiums and schedule to be confirmed between destinations of Beijing, Hong Kong or Shanghai or other Chinese city appropriate for these event.

II. That **AFA** is interested in playing two international friendly match with the Argentine National Men Football Team in the city and opponents to be defined as stablished in Article 1.3 with stadiums and schedule to be confirmed between destinations of Beijing, Hong Kong or Shanghai or other Chinese city appropriate for these event.

III. That with this background and after appropriate conversations, they agree, in the interest of the Parties, to agree to this contract that is subject to the following **CLAUSES**:

FIRST

1.1.- The Parties agree that the events of both international friendly matches will take place between the 18th and 26th of March 2024 (both dates to be confirmed) between the Argentine Men's National Soccer Team and similar opponents to be defined as established in article 1.3, in the cities of Beijing, Hong Kong or Shanghai with stadium and schedule to be confirmed (hereinafter "**The Matches**").

1.2 - **AFA** will do its best effort to ensure the participation in The Matches of those players who

ganado la Copa del Mundo en el Mundial Qatar 2022 (en adelante “El Seleccionado”).

1.3. - Un oponente será la Selección Nacional de China y el otro oponente del Partido Amistoso será acordado entre las Partes con al menos 45 días de anticipación a tal encuentro. El entrenador la Selección Nacional Masculina de futbol de Argentina seleccionará de entre 3 a 4 alternativas propuestas por **SOUTHGILMORE**. Cada parte actuará razonablemente en la disposición de alternativas y en la elección final del oponente, considerando entre al menos una alternativa de Selecciones de Nivel Ranking FIFA una alternativa TOP25, una alternativa TOP50 y una alternativa TOP100 respectivamente. **SOUTHGILMORE** asegurará la presencia de la Selección Nacional Oponente seleccionada y acordada por el entrenador sobre las propuestas realizadas.

SEGUNDA

El presente contrato entrará en vigor en el momento de su firma y extenderá su vigencia hasta el total cumplimiento de las prestaciones que integran su objeto y demás obligaciones.

TERCERA

OBLIGACIONES SOUTHGILMORE:

3.1 SOUTHGILMORE le pagará a **AFA** por Los Partidos y en concepto de cachet la suma total en dólares estadounidenses quince millones (U$S 15.000.000,00) netos y libre de impuestos, en adelante el “Precio” que se pagará la mitad USD 7.500.000,00 (siete millones quinientos mil de dólares estadounidenses) dentro de 7 días siguientes a la firma del presente Contrato, el pago deberá realizarse con fecha límite el día 30 de noviembre de 2023. El acuerdo comenzará únicamente cuando **SOUTHGILMORE** entregue y ejecute el pago inicial. Los restantes USD 7.500.000,00 (siete millones quinientos mil de dólares estadounidenses) deberá pagarse en dos cuotas de USD 3.750.000,00 (tres millones setecientos cincuenta mil dólares estadounidenses) con vencimientos anteriores al 31 de diciembre de 2023 y al 31 de enero de 2024 respectivamente. Se aplicará una penalización del 1% diario por intereses de demora después de los vencimientos establecidos de fecha 31 de diciembre 2023 y 31 de enero 2024 respectivamente sin limitación.

3.2 AFA ordenará la entrega de las facturas según lo establecido en la Cláusula TERCERA y las entregará a **SOUTHGILMORE** dentro de las 24 (veinticuatro) horas siguientes a la firma del presente Contrato

3.3 **SOUTHGILMORE** debe proporcionar la prueba del pago realizado por **SOUTHGILMORE** a las agencias recaudadores designadas por la **AFA** dentro de las veinticuatro (24) horas posteriores a la realización del pago.

Los Pagos por parte de **SOUTHGILMORE** se realizará en la cuenta bancaria que **AFA** proporcione por cada vencimiento de los pagos según lo establecido en la cláusula 3.1 como se establece a continuación:

a) El Pago Total de USD 15.000.000,00 (quince millones de dólares estadounidenses), a la firma

have won the World Cup in the Qatar 2022 World Cup (hereinafter "The National Team").

1.3. - One opponent being China National Team and the other opponent of the Friendly Match will be agreed between the Parties at least 45 days in advance of such Friendly Match. The National Team Coach of the Argentina Men's National Team will select between 3 to 4 alternatives proposed by **SOUTHGILMORE**. Each party will act reasonably in the provision of alternatives and in the final choice of the opponent, considering between at least one alternative from FIFA Ranking Level National Teams one alternative TOP25, one alternative TOP50 and one alternative TOP100 respectively. **SOUTHGILMORE** will ensure the presence of the Opponent National Team selected and agreed upon by the coach on the proposals made.

SECOND

This contract will enter into force at the time of signing and will extend its validity until full compliance with the benefits that make up its object and other obligations.

THIRD

SOUTHGILMORE OBLIGATIONS:

3.1. **SOUTHGILMORE** will pay **AFA** for The Matches and as cachet the total sum in USD 15,000,000.00 (fifteen million United States dollars) net and free of taxes, hereinafter the "Price" that will be paid half USD 7,500,000.00 (seven million five hundred thousand United States dollars) within the following 7 days of signing this Contract, payment shall be done with limit day 30th of November 2023. Agreement shall commence solely when initial payment is delivered and executed by **SOUTHGILMORE**. The remaining USD 7,500,000.00 (seven million five hundred thousand United States dollars) shall be delivered and paid in two installments of USD 3,750,000.00 (three million seven hundred and fifty thousand United States dollars) with due dates before 31st of December 2023 and 31st January 2024 respectively. A penalty of 1% daily for late payment interest will be applied after the established due dates of December 31, 2023 and January 31, 2024 respectively without limitation.

3.2 **AFA** will instruct delivery of invoices as establish in the THIRD Clause and deliver to **SOUTHGILMORE** within 24 (twenty-four) hours of signing this Contract.

3.3 **SOUTHGILMORE** must provide the proof of the payment made by **SOUTHGILMORE** to **AFA** designated collecting agencies within twenty-four (24) hours after the payment was made.

Payments by **SOUTHGILMORE** will be made to the bank accounts that **AFA** provides in each payment due date as stablished in clause 3.1 respectively as hereby attached:

a) Total Payment of USD 15,000,000.00 (fifteen million United States dollars), due carried out

TOURPRODENTER LLC, acorde a los vencimientos establecidos en clausula 3.1

at the firm TOURPRODENTER LLC upon due dates as stablished in clause 3.1

En caso de que AFA decida cerrar y/o modificar la cuenta bancaria proporcionada a los fines de este Acuerdo deberá comunicar por escrito a la **SOUTHGILMORE** una cuenta bancaria alternativa al menos cinco (5) días previos a la fecha de vencimiento del pago correspondiente

In the event that **AFA** decides to close and/or modify the bank account provided for the purposes of this Agreement, it must notify **SOUTHGILMORE** in writing of an alternative bank account at least five (5) days prior to the expiration date of corresponding payment.

Detalles de cuenta bancaria:

a) TOURPRODENTER LLC con domicilio registrado en 2920 NE 207th ST. Suite 804 Aventura, FL 33180

Detalle de cuenta Bancaria:
Banco: CITIBANK
Dirección del Banco: One Penns Way, New Castle, DE, 19720
Moneda: Dolares Americanos
BIC/SWIFT CODE: CITIUS33
Numero de Cuenta: 9154176151
ABA: 266086554
Tipo de Cuenta: Cuenta Cheque
Nombre: TOURPRODENTER LLC

Bank Account Details:

a) TOURPRODENTER LLC with registered address in 2920 NE 207th ST. Suite 804 Aventura, FL 33180

Bank Account Details:
BANK: CITIBANK
Bank Address: One Penns Way, New Castle, DE, 19720
Currency: American dollars
BIC/SWIFT CODE: CITIUS33
Account Number: 9154176151
ABA: 266086554
Type: Checking account
Account Name: TOURPRODENTER LLC

3.4. Si **SOUTHGILMORE** no realiza los pagos dentro de los términos previstos en esta cláusula, entonces **SOUTHGILMORE** pagará a **AFA** una multa por demora equivalente al 1% del Precio a que se refiere el artículo 3.1 de este Contrato por cada día calendario de retraso. La AFA notificará a SOUTHGILMORE por única vez y le dará a SOUTHGILMORE 5 (cinco) días hábiles para compensar cualquier pago atrasado, exceptuando por el pago inicial con vencimiento el 30 de Noviembre de 2023. Si SOUTHGILMORE aún no cumple con el pago en la fecha de vencimiento y tras ser notificado, comenzará la penalización por demora.

3.4. If the payments are not made within the terms provided in this clause by **SOUTHGILMORE,** then **SOUTHGILMORE** shall pay **AFA** delay penalty equal to 1% of the Price referred to in the article 3.1 of this Contract for each late calendar day. AFA shall notify SOUTHGILMORE one time and give SOUTHGILMORE 5 (five) working days to make up on any delayed payment, except for the initial payment with due date on the 30th of November 2023. If SOUTHGILMORE still fails on payment after notification is delivered, the delay penalty shall commence.

3.5 Una vez recibido el pago inicial, se llevará a cabo una conferencia de prensa dentro de los tres días. En la rueda de prensa participarán principales funcionarios de la AFA y funcionarios del SOUTHGILMORE. El formato de la conferencia de prensa lo decidirán ambas partes.

3.5 After the initial down payment is received, a press conference will be held within three days. Main AFA officials and SOUTHGILMORE officials shall participate in the press conference. The format of the press conference is to be decided by both parties.

3.6 Antes del 1 de marzo de 2024, AFA con la asistencia de SOUTHGILMORE, deberá tramitar y obtener todos los permisos, consentimientos, aprobaciones, autorizaciones, calificaciones y órdenes necesarios de las autoridades gubernamentales pertinentes (en adelante denominadas colectivamente ¨La Autorización¨), instituciones y otras entidades necesarias. para que todos los futbolistas y funcionarios relevantes vengan a la República Popular China y asistan a Los Partidos. AFA se encargará de las aprobaciones internacionales por su parte y nosotros gestionaremos los procedimientos relacionados en China.

3.6 Before March 1st 2024, AFA with the assistance of SOUTHGILMORE, shall process and obtain all necessary permits, consents, approvals, authorizations, qualifications and orders of relevant governmental authorities (hereinafter referred to collectively as ¨The Authorization¨), institutions and other entities needed for all relevant footballers and officials to come to the PRC and attend The Matches. AFA will handle international approvals on your side, and we will manage the related procedures in China

ASOCIACION DEL FUTBOL ARGENTINO

CUARTA

4.1.- **AFA** asume las siguientes obligaciones:

a) Designar un grupo de representantes de avanzada, para concurrir en forma previa a la celebración de los Partidos, a la/s instalaciones propuestas por **SOUTHGILMORE** para la revisión y ajustes necesarios previa a la recepción de la Selección Nacional Argentina;

b) Informar a **SOUTHGILMORE**, datos concernientes a la indumentaria que vestirá el seleccionado, así como su numeración (incluidos los suplentes). La Selección Argentina tomará nota y aceptará que la decisión final en cuanto a los colores (dentro de sus colores habituales) que vestirá cada equipo es una decisión de las autoridades de Los Partidos (Referees). La numeración definitiva de los jugadores se conocerá el mismo día de Los Partidos, si se puede definir la cantidad y que números (por ejemplo del 1 al 23);

Proporcionar el siguiente material a **SOUTHGILMORE**, con el único fin de promover Los Partidos sin que **AFA** tenga costos adicionales; material informativo, material publicitario; incluyendo contenido en formato audiovisual fotografías (frente y cara al torso) del Seleccionado, entrenadores y otros miembros superiores apropiados de la delegación de fútbol de Argentina; fotografía grupal de tres (3) jugadores en acción en Los Partidos. con al menos 10 videos del Entrenamiento de la Selección Nacional con fines promocionales;

d) Dos Jugadores que han disputado los Partidos y Un Oficial Principales de la AFA a concurrir a las conferencias de prensa previas y post partidos, y/o prestarse a notas periodísticas promocionales, con el director técnico y jugadores representativos del Seleccionado;

e) Asistir a cena benéfica con Oficiales de la AFA y jugadores designados por el Entrenador de la Selección Nacional de la AFA.

f) Permitir del uso de colores, emblema, insignias y escudo de la Entidad en todo el material publicitario concerniente a Los Partidos, permitiendo incluso que los mismos se incluyan en los tickets dLos Partidos;

g) Garantizar y obtener todas las licencias de derechos de autor requeridas de los miembros de la Selección Argentina de Fútbol A, incluidos, entre otros, los jugadores, entrenadores y personal, para permitir que SOUTHGILMORE o los medios de difusión designados por SOUTHGILMORE realicen la transmisión de la Partido y los derechos de transmisión por radio, internet y televisión de Los Partidos para todo el mundo, excepto los derechos de transmisión de Los Partidos en el territorio de Argentina;

h) Derechos de desarrollo y comercialización de productos derivados. Todos los productos se utilizarán únicamente para los fines y durante los Partidos, enviándose el catálogo de productos y las cantidades a la AFA con antelación para su aprobación. Además, todos los productos tendrán un código QR para que usted pueda rastrearlos y asegurarse de que la cantidad no exceda el límite

FOURTH

4.1.- **AFA** assumes the following obligations:

a) Designate a group of advanced representatives, to attend prior to the celebration of the Matches, the facilities proposed by **SOUTHGILMORE** for the reviews and necessary adjustments prior to receiving the Argentine National Team;

b) Inform **SOUTHGILMORE**, data concerning the clothing that the selected one will wear, as well as their numbering (including substitutes). The National Team of Argentina will take note and accept that the final decision regarding the colors (within their usual colors) that each team will wear is a decision of The Matches authorities (Referees). The final numbering of the players will be known the same day of the game, if the quantity and what numbers can be defined (for example from 1 to 23);

c) Provide the following material to **SOUTHGILMORE**, with the sole purpose of promoting the Matches without **AFA** having additional costs; information material and advertising material, including in audio visual format; photographs (front and torso) of the Team, coaches and other appropriate senior members of the the Argentine National Football Team A; group photograph of three (3) players in action in The Matches.; with at least 10 videos of the National Team Training for promotional purposes;

d) Two Players who have played the Matches and One Main Official of the AFA to attend press conferences before and after matches, and/or lend themselves to promotional journalistic notes, with the technical director and representative players of the Argentine National Football Team A;

e) Attend charity dinner with AFA Officials and designated players by AFA National Team Coach.

f) Allow the use of the colors, emblem, insignia and shield of the Entity in all publicity material concerning The Matches, even allowing them to be included in The Matches tickets;

g) Ensure and obtain all required copyright licenses from the members of the Argentine National Football Team A, including but not limited to the players, coaches, and staff, to allow **SOUTHGILMORE** or the broadcasting media appointed by **SOUTHGILMORE**, in conducting the broadcasting of The Matches and the transmission rights for radio, internet and television of The Matches for the whole world, except for the transmission rights of The Matches in the territory of Argentina;

ASOCIACION DEL FUTBOL ARGENTINO

acordado. Los productos no pueden ser competidores directos de los patrocinadores chinos de AFA.

i) Promocionar Los Partidos en toda su página web y en todas sus redes sociales;

j) Uso de Derechos Digitales y compromiso de (3) tres posteos en todas las Redes Sociales de **AFA** por cada partido;

k) Branding, conferencia de prensa antes de cada partido en zonas mixtas, entrevistas en estadio, productos de merchandising de marca, premios de marca; todo relativo al partido. Los Sponsors Globales de **AFA** deberán estar exhibidos adicionalmente a los sponsor que **SOUTHGILMORE** incorpore en todos los activos promocionales y de campo de juego de ambos Partidos.

l) Conferencia de prensa con dos (2) jugadores antes de Los Partidos; (eg. Emi Martinez, Paulo Dybala, Angel Di Maria, Julian Alvarez, Rodrigo de Paul, Lionel Messi)

m) Enviar con anticipación a **SOUTHGILMORE** información del Menú, Rooming list y programa de actividades del Seleccionado;

n) Otorgar a **SOUTHGILMORE** cuatrocientas (400) camisetas oficiales de la Selección Nacional A de Futbol de Argentina (3 estrellas) autografiadas por jugadores que formarán parte del plantel que disputarán Los Partidos;

o) Se entregarán 3 (tres) videos promocionales en Redes Sociales de los Jugadores de la AFA. (por ejemplo, Emi Martínez, Paulo Dybala, Ángel Di María, Julián Álvarez, Rodrigo de Paul, Lionel Messi)

p) Uso ilimitado de Derechos Digitales y compromiso de AFA Social Media, más garantías. (por ejemplo, Emi Martínez, Paulo Dybala, Ángel Di María, Julián Álvarez, Rodrigo de Paul, Lionel Messi)

q) Organizar un Meet & Greet de hasta 10 personas con jugadores como (por ejemplo, Emi Martínez, Paulo Dybala, Ángel Di María, Julián Álvarez, Rodrigo de Paul, Lionel Messi);

r) Hospitalidad completa, publicidad en estadios y patrocinio en alrededores disponibles.

s) Rueda de prensa antes de cada partido, zonas mixtas, entrevistas flash en el estadio, bancas con la marca, productos de merchandising con la marca, túnel de entrada con la marca, vitrina con el balón de entrada oficial, marcadores, premios con la marca.

t) Enviar a **SOUTHGILMORE** la respectiva autorización de CONMEBOL y los respectivos formularios FIFA relacionados a Los Partidos;

u) Enviar a **SOUTHGILMORE** el listado completo de la delegación (nombre, apellido, fecha de nacimiento, números de pasaportes) como así también cualquier información que sea requerida para poder gestionar el visado pertinente para el ingreso a China.

v) Se asegurará de que todos los jugadores de la Selección Argentina de Fútbol A y oficiales de **AFA** estén cubiertos por seguros adecuados para su estadía en China y para su participación en Los Partidos.

w) Eximir de toda responsabilidad a **SOUTHGILMORE** frente a cualquier tipo de

h) Rights for the development and sales of derivative products. All products will be used solely for the purpose of and during the Matches, with the product catalogue and quantities sent to AFA in advance for approval. Moreover, all products will have a QR code on them for you to track and make sure the quantity do not exceed the agreed limit. Products cannot be direct competitor of AFA Chinese Sponsors.

i) Promote The Matches on its entire website and on all its social networks;

j) Use of Digital Rights and commitment of (3) three posts on all **AFA** Social Networks for each match

k) Support Branding, press conference before each match in mixed zones, stadium interviews, brand merchandising products, brand awards; Everything related to the Event. **AFA** Global Sponsors must be displayed in addition to the sponsors that **SOUTHGILMORE** incorporates in all promotional and field assets of both Matches.

l) Support Press conference with two (2) players before The Matches; (eg. Emi Martinez, Paulo Dybala, Angel Di Maria, Julian Alvarez, Rodrigo de Paul, Lionel Messi)

m) Send in advance to **SOUTHGILMORE** information on the menu, rooming list and program of activities of the National Team Argenitna;

n) Grant **SOUTHGILMORE** four hundrerd (400) official jerseys of the Argentine National Football Team A (3 stars) autographed by players that will be part of the squad that will play The Matches;

o) 3 (three) Social Media promotional videos of AFA Players to be delivered. (eg. Emi Martinez, Paulo Dybala, Angel Di Maria, Julian Alvarez, Rodrigo de Paul, Lionel Messi)

p) Unlimited use of Digital Rights and commitment of AFA Social Media, plus collaterals. (eg. Emi Martinez, Paulo Dybala, Angel Di Maria, Julian Alvarez, Rodrigo de Paul, Lionel Messi);

q) Arrange one Meet & Greet upto 10 persons with players such as (eg. Emi Martinez, Paulo Dybala, Angel Di Maria, Julian Alvarez, Rodrigo de Paul, Lionel Messi);

r) Full hospitality, advertising in stadiums and surroundings sponsorship available;

s) Press conference before each match, mixed zones, flash interviews in stadium, branded benches, branded merchandising products, branded entry tunnel, display case with official entry ball, scoreboards, branded awards;

t) Send to **SOUTHGILMORE** the respective authorization from CONMEBOL and the respective FIFA forms related to The Matches;

ASOCIACION DEL FUTBOL ARGENTINO

reclamación, sentencia, costa, pérdida, daño o responsabilidad de cualquier tipo derivada de una actuación negligente y/o dolosa de **AFA** y/o de los integrantes de la Selección Argentina de Fútbol A- por la cual debe responder - en relación con este contrato, incluida la reclamación de propiedad intelectual de cualquier parte relacionada con el material de información y el material publicitario proporcionado por **AFA**.

x) Garantizar que el jugador Lionel Messi juegue al menos 45 minutos en cada partido.

Los derechos e intereses de cada parte seguirán siendo los mismos para Los Partidos. Todos los permisos y similares otorgados u obtenidos por la AFA se aplicarán por igual a ambos Partidos.

u) Send **SOUTHGILMORE** the complete list of the delegation (name, surname, date of birth, passport numbers) as well as any information that is required to manage the relevant visa for entry to China.

v) shall ensure that all players of the Argentine National Football Team A and official of **AFA** are covered by adequate insurances for their stay in China and for their participation in The Matches.

w) Hold **SOUTHGILMORE** harmless against any type of claim, judgment, costs, loss, damage or responsibility of any kind derived from a negligent and/or willful act of **AFA** and/or the members of the Argentine National Football Team A-for which it must respond – related to this contract, including intellectual property claim from any party related information material and advertising material provided by **AFA**.

x) Guarantee that the player Lionel Messi plays at least 45 minutes in each match.

Each party´s rights and interests shall remain the same for The Matches. All of the permissions and the like granted or obtained by AFA shall apply equally to both of The Matches

4.2.- **SOUTHGILMORE** asume las siguientes obligaciones y costos:

Asegurar y tratar con todos los costos y la organización relacionados con los cargos del estadio, la seguridad, la emisión de boletos y todos los demás asuntos generalmente relacionados con la organización de Los Partidos, de acuerdo con las regulaciones de la FIFA.

Dicha logística incluirá pero no se limitará a:

Traslados aéreos:

- Pasajes de ida y vuelta desde destino de salida (Jugadores desde Europa, Staff desde Argentina) a Beijing, Hong Kong o China en clase Business, más pasajes internos de traslados aéreos de requerir entre partido y partido para la Delegación compuesta por setenta (70) pasajeros. El detalle de los pasajes será coordinado entre ambas Partes una vez firmado el contrato.
- Equipaje máximo de 5.000 kg, distribuidos aproximadamente en 130 baúles y 300 bolsos.
- Pasajes de ida y vuelta en clase Business y alojamiento para tres (3) personas del grupo de avanzada.

Alojamiento:

4.2.- **SOUTHGILMORE** assumes the following obligations and costs:

Securing and dealing with all costs and organization related to stadium charges, security, ticketing and all other matters generally related to the organization of The Matches, in accordance with FIFA regulations.

Such logistics will include but not be limited to:

Air Tickets:

- Round trip tickets from departure destination (Players from Europe, Staff from Argentina) to Macau, Hong Kong or China in Business class, plus internal air transfer tickets if required between matches for the Delegation made up of seventy (70) passengers. The details of the tickets will be coordinated between both Parties once the contract is signed.
- Maximum luggage of 5,000 kg, distributed approximately in 130 trunks and 300 bags.
- Round-way tickets in Business class and accommodation for three (3) people in the advanced group.

Accommodation:

- 5-star hotel, for all delegation in the same hotel
- Total of 12 nights covered from 16th until 28th March 2024.

ASOCIACION DEL FUTBOL ARGENTINO

- Hotel de 5 estrellas para toda la delegación en el mismo hotel
- Total de 12 noches de la estadía acordada cubiertas del 16 al 28 de Marzo 2024
- Ochenta (80) personas distribuidas en 15 habitaciones dobles, 47 habitaciones singles y 3 suites.
- Dos habitaciones interconectadas (o una suite) para la utilería de uso diario.
- Dos habitaciones interconectadas (o una suite) para el área médica.
- Cinco camillas para masajes.
- Salones independiente para las comidas de toda la Delegación.
- Cuatro comidas diarias para toda la Delegación.
- Salón para charlas del Cuerpo Técnico con todos los jugadores.
- Salón para trabajo diario del Cuerpo Técnico.
- Salón de depósito para el grueso de la utilería.

Centros de entrenamiento:

- Con disponibilidad de dos canchas de tamaño reglamentario.
- Con disponibilidad de un vestuario completo, con capacidad para al menos 40 personas, y sala húmeda.
- 40 pelotas de fútbol homologadas por FIFA.
- 4 arcos móviles grandes.
- 4 arcos móviles pequeños.
- 5 muñecos inflables.
- Cabina de filmación táctica.
- Heladeras.
- Cinco camillas para masajes.
- Gimnasio Completo.
- Área médica.

Vehículos para el traslado de la Delegación:

- Un camión de utilería con capacidad de 10 toneladas para el arribo y la partida de la Delegación.
- Un camión de utilería con capacidad de 3 toneladas para el traslado diario a entrenamiento y a los partidos. . Dos buses todos los días con capacidad para 50 pasajeros cada uno.
- Un minibus todos los días con capacidad para 20 pasajeros.
- Dos autos todos los días con capacidad para 3 pasajeros

Hidratación:

- 200 botellas de 500 ml. de agua por día de entrenamiento.
- 100 botellas de 500 ml. de bebidas isotónicas por día de entrenamiento.
- 100 kg. de hielo diarios en los vestuarios del centro de entrenamiento.
- 400 botellas de 500 ml. de agua cada día de partido.
- 200 botellas de 500 ml. de bebidas isotónicas cada día de partido.

- Eighty (80) persons hosted, distributed in 15 double rooms, 47 single rooms and 3 suites.
- Two interconnected rooms (or a suite) for daily use props.
- Two interconnected rooms (or a suite) for the medical area.
- Five massage beds.
- Individual and Independant Dinning Room (for every meal for the entire Delegation).
- Four daily meals for the entire Delegation.
- Exclusive Meeting Room for Technical Staff with all the players.
- Individual Room for daily job of the Technical Staff.
- Storage room for the bulk of the props.

Training Center:

- Two FIFA standard pitches.
- A complete individual changing room, with capacity for at least 40 people, and a wet room
- 40 football balls approved by FIFA.
- 4 large mobile goals.
- 4 small mobile goals.
- 5 inflatable dolls.
- One Tactical film booth.
- Refrigerators
- Five massage beds.
- Complete Gym.
- Medical area

Vehicles for the transfer of the Delegation:

- An utility truck with a capacity of 10 tons for the arrival and departure of the Delegation.
- An utility truck with a 3-ton capacity for daily transport to training and matches
- Two buses every day with capacity for 50 passengers each.
- One minibus every day with capacity for 20 passengers.
- Two car every day with capacity for 3 passenger

Hydration:

- 200 bottles of 500 ml. of pure water per day of training at training center
- 100 bottles of 500 ml. of isotonic drinks per training day at training center
- 100 kilos of ice daily in the changing rooms of the training center.
- 100 kilos of ice per day at the hotel.
- 400 bottles of 500 ml. of water every game day.
- 200 bottles of 500 ml. of isotonic drinks every match day.
- 300 kilos of ice in the stadium locker room every game day.

ASOCIACIÓN DEL FUTBOL ARGENTINO

- 300 kg. de hielo en el vestuario del estadio cada día de partido

Entradas para los Partidos:

- Credenciales para todos los miembros de la Delegación, con libre acceso a los vestuarios, áreas de competición, cabinas de filmación, área técnica, y campo de juego.
- 200 entradas de protocolo Categoría 1
- Suite, o palco privado en el estadio, con capacidad para 20 miembros de la Delegación que quedan fuera del área técnica y banco de suplentes. De no contar con palcos en el estadio, 20 asientos categoría VIP.
- Posibilidad de compra de 200 entradas de protocolo de categoría 1.

Seguridad:

- Escolta policial acompañando todos los movimientos del micro de jugadores (entrenamientos, partidos, salidas programadas).
- Oficiales de Seguridad en el hotel para toda la Delegación durante las 24 hs., todo el tiempo que dure la estadía

Derechos de TV:

- Derechos de transmisión gratuitos para toda Argentina.
- Señal libre de publicidad en formato no inferior a 16:9, 1080i, MPEG-4 HD, con un ratio de compresión de 4:2:0, Incluyendo audio internacional.
- AFA conservará 45 minutos de LEDS en el campo de juego (o de poseer Overlap Technology) la compañía dispondrá para el broadcasting de AFA el Overlap Technology.

Mantener indemne a AFA frente a todo tipo de reclamo, sentencia, costos y costas, pérdida, daño o responsabilidad de cualquier tipo derivado de un acto negligente y/o doloso de **SOUTHGILMORE** y/o de los miembros del seleccionado -por los que deba responder- relacionado con este contrato.

SOUTHGILMORE deberá prestar la debida colaboración a fin de garantizar que todos los integrantes de la delegación de AFA obtengan la visa de ingreso, permanencia y/o trabajo, a la República Popular China, relativa al objeto del presente contrato.

SOUTHGILMORE deberá tramitar y obtener las autorizaciones necesarias para la realización de los partidos emitidas por parte de las entidades estatales con competencia suficiente.

QUINTA

5.1.- Las Partes acuerdan que **SOUTHGILMORE** sería el propietario del derecho conexo de Los Partidos y por lo

Tickets on match day:

- Credentials for all members of the Delegation, with free access to the changing rooms, competition areas, film booths, technical area and playing field.
- 200 Category 1 protocol tickets
- Suite, or private box in the stadium, with capacity for 20 members of the Delegation who are outside the technical area and bench of substitutes. If there are no boxes in the stadium, 20 VIP category seats.
- Possibility of purchasing 200 category 1 protocol tickets.

Security:

- Police escort accompanying all the movements of the buses of players (training sessions, matches, scheduled departures).
- Security officers at the hotel for the entire Delegation 24 hours a day, for the entire duration of the stay

Broadcasting:

- Free broadcast rights for all of Argentina.
- Ad-free signal in a format not less than 16:9, 1080i, MPEG-4 HD, with a compression ratio of 4:2:0, . Including international audio.
- AFA will retain 45 minutes of LEDS on the playing field (or if it has Overlap Technology) the company will have Overlap Technology for AFA broadcasting.

Hold **AFA** harmless against any type of claim, judgment, costs, loss, damage or responsibility of any kind derived from a negligent and/or willful act of **SOUTHGILMORE** and/or the members of the selected team -for which it must respond – related to this Contract.

SOUTHGILMORE must provide due collaboration in order to guarantee that all members of the AFA delegation obtain the entry, stay and/or work visa to the People's Republic of China, related to the object of this contract.

SOUTHGILMORE must process and obtain the necessary authorizations to hold the matches issued by state entities with sufficient competence.

FIFTH

5.1.- The Parties agree that **SOUTHGILMORE** would be the owner of the neighboring right of The Matches and therefore reserves the exclusive right to commercialize the transmission rights for radio, internet and television of The Matches for the whole world, which also includes re-broadcasting, and

ASOCIACIÓN DEL FUTBOL ARGENTINO

tanto se reserva el derecho exclusivo de comercializar los derechos de transmisión por radio, internet y televisión de Los Partidos para todo el mundo, lo que incluye también la retransmisión y duplicación, excepto para Argenitna. Todos los ingresos por la comercialización de los derechos de transmisión serán propiedad de **SOUTHGILMORE**, excepto los derechos de transmisión de The Matches en el territorio de Argentina. En efecto, **SOUTHGILMORE** cede en forma gratuita a **AFA** los derechos para transmitir Los Partidos, para su explotación y transmisión en cualquiera de sus formas creadas y/o por crearse para el territorio de Argentina; sin gráficos, puntajes o reloj. Esta alimentación se creará de conformidad con las normas internacionales actuales de la industria y será un registro limpio, que se producirá con un mínimo de diez (10) cámaras en formato 16:9 HD Pal, y estará acompañado por el llamado sonido internacional solamente (es decir, sin comentarios) **AFA** o el canal a quien ella designe tendrá a su cargo el costo del downlink de la señal del satélite a su territorio. **SOUTHGILMORE** tendrá a su cargo el costo del uplink de la señal del satélite y así mismo sera responsable de enviarle a **AFA**, 48hs antes de Los Partidos, los respectivos parámetros técnicos para su transmisión, sujeto a los requerimientos de transmisión de solicite **AFA**. La AFA deberá proporcionar dichos “requisitos de transmisión” al menos 72 horas antes de los Partidos

5.2 SOUTHGILMORE deberá otorgar a **AFA** la autorización para producir la Doble Generación de imagen, que contendrá los campos de juego de los patrocinadores oficiales de **AFA**, y **AFA** se hará cargo de los costos de producción de la doble TV mencionada.

5.3 Las partes entienden y aceptan que todos los patrocinios y la colocación de activos publicitarios y de marketing, como también anuncios y todas las publicaciones y creatividades de Los Partidos deben ser aprobados por **AFA** previamente para el cumplimiento del Manual de Marca e Imagen de **AFA**, que será entregado luego del pago inicial. La AFA debe completar el proceso de aprobación dentro de los 5 días posteriores a la recepción de los materiales.

SEXTA

6.1.- En caso de falta de cumplimiento de las obligaciones en este Contrato, la parte que hubiere incumplido será responsable de:

> a) Cubrir a la otra parte los daños y perjuicios que esta hubiere sufrido por el incumplimiento de la parte que hubiere incumplido;
> b) Cubrir a la otra parte las penalidades contractuales o extracontractuales en que ésta hubiere incurrido con Proveedores, Patrocinadores, Licenciatarios, y demás contratantes, como resultado del incumplimiento de la parte incumplidora;

6.2.- Adicionalmente, cada parte se obliga a mantener indemne e indemnizar a la otra parte de y contra todo y cualquier tipo de responsabilidad, daños, perdida, costo o gasto y por los daños y perjuicios correspondientes (incluyendo honorarios razonables de abogados incurridos

duplicating except for the transmission rights of The Matches in the territory of Argentina. All revenue from commercialization of the transmission rights will be owned by **SOUTHGILMORE**, except for the transmission rights of The Matches in the territory of Argentina. In effect, **SOUTHGILMORE** freely assigns to **AFA** the rights to transmit The Matches, for its exploitation and transmission in any of its forms created and/or to be created for the territory of Argentina; No charts, scores, or clock. This feed will be created in accordance with current international industry standards and will be a clean record, produced with a minimum of ten (10) cameras in 16:9 HD Pal format, and will be accompanied by so-called international sound only (that is to say, without comments) **AFA** or the channel that it designates will be in charge of the cost of the downlink of the satellite signal to its territory. **SOUTHGILMORE** will be responsible for the cost of the satellite signal uplink and will also be responsible for sending **AFA**, 48 hours before The Matches, the respective technical parameters for its transmission, subject to the transmission requirements requested by **AFA**. AFA should provide such ¨transmission requiremenets¨at least 72 hours before the Matches

5.2. **SOUTHGILMORE** must grant **AFA** the authorization to produce the Double Image Generation, which will contain the playing fields of AFA’s official sponsors, and AFA will take charge of the production costs of the aforementioned double TV.

5.3 The parties understand and accept that all sponsorships and placement of advertising and marketing assets, as well as advertisements and all publications and creatives of The Parties must be approved in advance by **AFA** for compliance with the **AFA** Brand and Image Manual, which It will be delivered after the initial payment. AFA needs to complete the approval process within 5 days after the receipt of the materials.

SIXTH

6.1.- In case of non-compliance with the obligations in this Contract, the party that has breached will be responsible for:

> a) Cover the other party for the damages and losses that it may have suffered due to the non-compliance of the non-compliant party;
> b) Cover the other party for the contractual or extra-contractual penalties that it may have incurred with suppliers, sponsors, licensees, and other contracting parties, as a result of the non-compliance of the defaulting party;

6.2.- Additionally, each party undertakes to hold harmless and indemnify the other party from and against all and any type of liability, damages, loss, cost or expense and for the corresponding damages and losses (including reasonable attorneys' fees incurred in related to the investigation or defense of the same) that said party is obliged to face and that result as a consequence of any breach or violation of an

ASOCIACIÓN DEL FUTBOL ARGENTINO

en relación con la investigación o defensa de los mismos) que dicha parte estuviere obligada a afrontar y que resulten como consecuencia de cualquier incumplimiento o violación de cualquier compromiso o acuerdo asumiendo por la parte incumplidora.

6.3 Se deja constancia que si alguno de los futbolistas y/o miembros de la delegación no obtuviera la VISA de ingreso a China y por ende no pudiera ser parte del Partido, dicha circunstancia no se considerará incumplimiento alguno por parte de **AFA.**

SÉPTIMA

7.1.- Si alguna disposición de este contrato fuera invalida o no ejecutable en alguna medida, el resto del contrato no se verá afectado y será ejecutable en la mayor medida permitida por la ley, Sin perjuicio de los precedentes, las partes negociarán de buena fe para trata de llegar a un acuerdo acerca de los términos y mutuamente satisfactorios a fin de lograr una disposición que reemplace cualquier disposición invalida o ejecutable.

7.2.- Este Contrato contiene la totalidad de lo acordado entra las partes en relación a los asuntos que constituyen su objeto y reemplaza todos los acuerdos aseveraciones y entendimientos previos de las partes, sean orales o escritos.

7.3.- Los remedios previstos en este Contrato son acumulativos y no impedirán a cualquiera de las partes ejercer otros derechos o perseguir otros remedios legales o contractuales contra la parte.

7.4.- En caso que por decisión de FIFA, o por “fuerza mayor” o caso fortuito, el objeto del presente contrato no pudiera realizarse en forma total o parcial, este contrato podrá ser rescindido por cualquiera de las partes que se obliguen a, dentro de quince (15) días de la fecha de recesión, devolver cualquier suma que hubiera percibido de la otra parte. La otra parte no solicitará más reclamaciones, daños o indemnizaciones a la parte que rescinde el Contrato en virtud de este Contrato.

7.5.- Por “fuerza mayor” se interpretará a cualquiera de las siguientes circunstancias: actos de Dios, actos de guerra, guerras declaradas o no, actos de terrorismo, actos de gobierno (de derecho o no facto) que no puede preverse o que previstos no pueden evitarse, motines, revoluciones, huelgas, cierres patronales y/o cualquier tipo de disturbios de índole industrial; insurrecciones, tumultos, amotinamientos epidemias, terremotos, incendios, inundaciones, explosiones, sabotajes, huracanes, tormentas, y/o cualquier tipo de evento similar imprevisto que escape del normal y razonable control de las Partes.

OCTAVA

Todas las notificaciones y comunicaciones que deban efectuarse las Partes serán en idioma inglés y se dirigirán al domicilio de encabezamiento del presente contrato o a cualquier otro que debidamente haya sido comunicado, Las comunicaciones entre las Partes se realizarán por cualquier

commitment or agreement assumed by the breaching party.

6.3 It is stated for the record that if any of the footballers and/or members of the delegation did not obtain the VISA to enter China and therefore could not be part of The Match, said circumstance will not be considered any breach by **AFA**.

SEVENTH

7.1.- If any provision of this contract is invalid or unenforceable to any extent, the rest of the contract will not be affected and will be enforceable to the fullest extent permitted by law. Notwithstanding the precedents, the parties will negotiate in good faith to try to reach an agreement on the terms and mutually satisfactory in order to achieve a provision that supersedes any invalid or enforceable provision.

7.2.- This Contract contains the entire agreement between the parties in relation to the matters that constitute its object and supersedes all previous agreements, assertions and understandings of the parties, whether oral or written.

7.3.- The remedies provided for in this Contract are cumulative and will not prevent either party from exercising other rights or pursuing other legal or contractual remedies against the party.

7.4.- In the event that by decision of FIFA, or by "force majeure" or fortuitous event, the purpose of this contract cannot be carried out in whole or in part, this contract may be terminated by any of the parties that agree to, within 15 (fifteen) days of the recession date, return any amount that it had received from the other party. The other party shall not seek any further claims, damages or indemnifications from the terminating party under this Contract.

7.5.- "Force majeure" shall be interpreted as any of the following circumstances: acts of God, acts of war, declared or undeclared wars, acts of terrorism, acts of government (de jure or not) that cannot be foreseen or that planned cannot be avoided, riots, revolutions, strikes, lockouts and/or any kind of disturbances of an industrial nature; insurrections, riots, riots, epidemics, earthquakes, fires, floods, explosions, sabotage, hurricanes, storms, and/or any type of similar unforeseen event that is beyond the normal and reasonable control of the Parties.

EIGHTH

All notifications and communications to be made by the Parties shall take place in English and shall be addressed to the address at the head of this contract or to any other that has been duly communicated. Communications between the Parties shall be made by any means that allows proof of receipt, valid in this

ASOCIACIÓN DEL FUTBOL ARGENTINO

medio que permita acreditar su recepción, valiendo en este sentido las comunicaciones por fax, correo certificado o cualquier otro método habitual de comunicación.

NOVENA

Las Partes no podrán hacer pública o divulgar cualquier información relacionada con este contrato (incluyendo su existencia o en los términos) publicar con ninguna tercera parte ni el hecho de que toda información relativa a los términos de este contrato o por las razones de este acuerdo, sin el consentimiento previo por escrito de la otra, y viceversa, las Partes se comprometan a mantener y respetar la confidencialidad de este contrato y las circunstancias que condujeron a la conclusión de este contrato.

DÉCIMA

10.1 Este Contrato se ejecutará en idioma español y en idioma inglés. Las Banderas Nacional, Idioma, Emblemas e Himno de los países deberán ser inicio de ambos Partidos. En caso de conflicto entre la versión en español, la versión en inglés y la versión en Inglés de este Contrato prevalecerá.

10.2 - Las Partes de común acuerdo establecen que este contrato se regirá por las leyes de la república Argentina.

10.3 - Cualquier disputa, argumento o cualquier otro problema que surja de o en relación con este Contrato ("Disputa") deberá, en principio, ser resuelto amistosamente para lograr un consenso en principio dentro de los 30 (treinta) días después de que una Parte notifique a la otra Parte de dicha Disputa.

10.4 – Si no se llega a una resolución amistosa dentro de dicho período de tiempo, dicha Disputa se someterá y finalmente se resolverá mediante arbitraje administrado por el Tribunal de Arbitraje Deportivo en Lausana, Suiza, de conformidad con el Código de arbitraje relacionado con el deporte para la vigentes, cuyas reglas se consideran incorporadas por referencia en esta cláusula.

10.5 - La sede del arbitraje será Suiza y el idioma del arbitraje será el inglés. El tribunal arbitral ("**Tribunal**") estará compuesto por 3 árbitros que estén familiarizados y tengan conocimiento del tema de la disputa, 1 árbitro a ser designado por la **AFA**, 1 árbitro a ser designado por **SOUTHGILMORE** y el tercero a ser acordado mutuamente entre árbitro designado por las Partes; El tercer árbitro será el presidente del Tribunal.

10.6 - El laudo arbitral dictado será definitivo y vinculante y podrá utilizarse como base para la ejecución en Argentina.

10.7 - Ninguna de las Partes tendrá derecho a iniciar o presentar ninguna acción en ningún tribunal de justicia en relación con cualquier Disputa que surja de y en relación con este Contrato hasta que el asunto haya sido resuelto por arbitraje según lo dispuesto en esta cláusula y entonces solo para la ejecución de cualquier laudo arbitral que se le otorgue Las Partes expresan su acuerdo con los términos y condiciones establecidos en este contrato y, en

sense the communications by fax, certified mail or any other usual method of communication.

NINTH

The Parties may not make public or disclose any information related to this Contract (including its existence or in the terms) publish with any third party nor the fact that any information related to the terms of this Contract or for the reasons of this Contract, without the prior written consent of the other, and vice versa, the Parties agree to maintain and respect the confidentiality of this Contract and the circumstances that led to the conclusion of this Contract.

TENTH

10.1 - This Contract will be executed in the Spanish language and English language. The National Flags, Language, Emblem and Anthems of all countries must be the beginning of both Parties. In the event of a conflict between the Spanish version, the English version and the English version of this Agreement will prevail.

10.2 - The Parties by common agreement establish that this contract will be governed by the laws of the Argentine Republic.

10.3 - Any dispute, argument, or any other problem arise from or in relation to this Contract ("**Dispute**") shall, in principle, be settled by amicably to achieve consensus in principle within 30 (thirty) days after a Party notifies the other Party of any such Dispute.

10.4 – If the amicable resolution is not reached within such time period, then such Dispute shall be referred to and finally resolved by arbitration administered by the Court of Arbitration for Sport in Lausanne, Switzerland in accordance with the Code of sports-related arbitration for the time being in force, which rules are deemed to be incorporated by reference in this clause.

10.5 - The seat of the arbitration shall be Switzerland and the language of the arbitration shall be English. The arbitral tribunal ("**Tribunal**") shall consist of 3 arbitrators who are familiar and have knowledge of the subject of the dispute, 1 arbitrator to be appointed by the **AFA**, 1 arbitrator to be appointed by **SOUTHGILMORE** and the third to be mutually agreed upon between arbitrator appointed by the Parties; . The third arbitrator shall be the chairman of the Tribunal

10.6 - The arbitral award rendered shall be final and binding and may be used as a basis for enforcement in Argentina.

10.7 - Neither Party shall be entitled to commence or file any action in any court of law relating to any Dispute arising from and in relation to this Contract until the matter has been determined by arbitration as provided in this clause and then only for the enforcement of any arbitral award granted thereof The

ASOCIACION DEL FUTBOL ARGENTINO

prueba de ello, lo firman por duplicado en el lugar y fecha que aparecen en el encabezamiento.

ONCEAVA

11.1 COMPROMISO ÉTICO. Las Partes se comprometen a conducir todas sus actividades de conformidad con todas las leyes en materia de ética, antisoborno y anticorrupción que resulten aplicables incluyendo pero sin limitarse a las que prohíben ofrecer pagos a particulares o a funcionarios de gobierno con el fin de obtener o retener negocios o asegurar ventajas indebidas; y las que requieren que todas las operaciones estén reflejadas de manera precisa en los libros y registros (ley 27.401 de Responsabilidad Penal de las Personas Jurídicas de Argentina, la Ley de Prácticas Corruptas en el Extranjero de los Estados Unidos –FCPA- y la ley antisoborno del Reino Unido -Bribery Act- entre otras).

Asimismo, las partes declaran que no tienen conocimiento de que su empresa ni sus accionistas, representantes legales, agentes, directores o cualquier otro empleado haya ofrecido prometido, entregado, autorizado, solicitado o aceptado ningún tipo de soborno o ventaja indebida, económica o de otro tipo (o insinuado que lo harán o podrían hacerlo en algún momento futuro) relacionada de algún modo con el contrato y ni que esté siendo investigado por cualquier organismo del Estado en un caso relacionado con las Leyes Anticorrupción.

11.2 CLÁUSULA LAFT. En cumplimiento del deber legal que le asiste a la EMPRESA y a la AFA y a sus filiales, sucursales, empleados o subordinados y representantes o intermediarios, en relación con la cooperación para la prevención del lavado de activos, la financiación del terrorismo y cualquier otro delito conexo contemplado en normas nacionales e internacionales, se declara que el patrimonio y las fuentes económicas que permiten desarrollar el objeto del presente contrato no son fruto de actividades ilícitas u otros delitos conexos, de igual manera se manifiesta que los recursos recibidos en desarrollo de esta Propuesta, no serán destinados a ninguna de las actividades antes descriptas.

Las partes también declaran que sus operaciones han sido y serán conducidas en todo momento en cumplimiento de las leyes aplicables a cada una de las Partes, en materia de reporte y mantenimiento de información financiera, transmisión de divisas y prevención de lavado de dinero, así como todas las reglas relativas al "conocimiento de clientes" y cualquier otra regulación aplicable.

Las Partes entienden y aceptan que el incumplimiento de cualquiera de las obligaciones asumidas en la presente, será considerado incumplimiento grave / esencial y habilitará a la otra parte a rescindir de pleno derecho cualquier contratación vigente, con la única obligación de notificar dicha decisión por escrito, encontrándose habilitada a iniciar las acciones por incumplimiento contractual y por los daños y perjuicios que fueran ocasionados, sin perjuicio de la aplicación de las

Parties express their agreement with the terms and conditions established in this contract and, in proof of this, sign it in duplicate in the place and on the date that appear in the heading.

ELEVENTH

11.1 ETHICAL COMMITMENT. The Parties undertake to conduct all their activities in accordance with all applicable ethics, anti- bribery and anti-corruption laws, including but not limited to those prohibiting to offer payments to individuals or government officials in order to obtain or retain business or secure undue advantages; and those that require that all operations must be accurately reflected in the books and records (Law 27.401 of Criminal Liability of Legal Entities of Argentina, the Foreign Corrupt Practices Act of the United States (FCPA) and the Bribery Act of the United Kingdom (Bribery Act) among others).

The Parties further state that they are not aware that their company or its shareholders, legal representatives, agents, directors or any other employee has offered to promise, deliver, authorize, request or accept any type of bribe or undue advantage, economic or otherwise (or insinuated that they will or could do so at any time in the future) related in any way to the contract and that it is being investigated by any State agency in a case related to Anti-corruption Laws.

11.2. **AML/CFT CLAUSE.** In compliance with the legal duty that assists the COMPANY and the AFA and its subsidiaries, branches, employees or subordinates and representatives or intermediaries, in relation to cooperation for the prevention of money laundering, the financing of terrorism and any other related crime contemplated in national and international regulations, it is declared that the assets and economic sources that allow the development of the object of this contract are not the result of illegal activities or other related crimes, in the same way it is stated that the resources received in development of this Proposal, will not be destined to any of the activities described above.

The Parties also declare that their operations have been and will be conducted at all times in compliance with the laws applicable to each of the Parties, regarding the reporting and maintenance of financial information, transmission of foreign currency and prevention of money laundering, as well as all rules relating to "knowledge of customers" and any other applicable regulations.

The Parties understand and accept that the breach of any of the obligations assumed herein, will be considered a serious / essential breach and will enable the other party to terminate by right any contract in force, with the only obligation to notify such decision in writing, being authorized to initiate actions for breach of contract and for the damages that were caused, without prejudice to the application of the

ASOCIACIÓN DEL FUTBOL ARGENTINO

penalidades correspondientes y de la ejecución de las garantías (si existiesen).

Las Partes declaran que no han solicitado y no solicitarán ninguna ventaja, obsequio, pago, servicio o préstamo, directa o indirectamente, de cualquier Funcionario Público; o, cualquier otra persona, o entidad, que viole las Leyes Anticorrupción.

FIRMAS

SOUTHGILMORE

President

Date:

corresponding penalties and the execution of the guarantees (if any).

The Parties declare that they have not requested and will not request any advantage, gift, payment, service, or loan, directly or indirectly, from any Public Official; or, any other person, or entity, that violates the Anti-Corruption Laws.

SIGNATURES

ASOCIACIÓN DEL FUTBOL ARGENTINO

Claudio Fabián Tapia
Presidente
Asociación del Fútbol Argentino

Victor Blanco Rodriguez
Secretario General

Argentina Football Association

Claudio Fabian Tapia & Victor Blanco

President & General Secretary

Date: 23/11/2023